EXHIBIT 21

                     OLD NATIONAL BANCORP
                SUBSIDIARIES OF THE REGISTRANT
                    AS OF DECEMBER 31, 2000

Name of Subsidiary  Jurisdiction of Incorporation Business Name of Subsidiary
------------------- ----------------------------- ---------------------------
Old National Bank    United States of America     Old National Bank

Old National Realty                               Old National Realty Company,
Company, Inc.        Indiana                       Inc.

Orange County Bank   Indiana                      Orange County Bank

Old National Trust
Company              United States of America     Old National Trust Company

ONB Finance Company  Indiana                      ONB Finance

American National
Trust &Investment
Management                                        American National Trust
Corporation          United States of America     & Investment Management Corp


Merger Corp I        Indiana                      Merger Corp I